Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our Independent Auditors’ Report, dated March 29, 2022, accompanying the consolidated financial statements for the years ended December 31, 2021 and 2020 of Flexible Solutions International, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of such report in the Company’s registration statements on Form 10-K (File No’s. 333-139815 and 333-176556).

Smythe LLP

Chartered Professional Accountants

Vancouver, Canada
March 29, 2022